Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amarin Corporation plc 2002 Stock Option Plan of Amarin Corporation plc of our report dated 17 December 2004 with respect to the financial statements of Laxdale Limited included in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-121760) of Amarin Corporation plc and our report dated 1 April 2005 with respect to the financial statements of Amarin Neurosciences Limited (formerly Laxdale Limited) included in the Annual Report (Form 20-F) of Amarin Corporation plc for the year ended 31 December 2004, as amended by Amendment No. 1 on Form 20-F/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Glasgow, Scotland
17 March 2006